Exhibit 3.21

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MORPHOGENESIS, INC.

Morphogenesis, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, hereby certifies as follows:

FIRST: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment (the “Amendment”) to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), amends and restates Article I of the Certificate of Incorporation in its entirety to read as follows:

“I.

NAME.

The name of the corporation is TuHURA Biosciences, Inc. (the “Corporation”).”

SECOND: The Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: Other than the changes effected by the Amendment, the terms of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

FOURTH: The effective time and date of the Amendment herein certified shall be 12:01 a.m., Eastern Standard Time, on November 16, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its Chief Executive Officer this 15th day of November, 2023.

By:	/s/ James D. Bianco
James D. Bianco, MD, Chief Executive Officer